Exhibit 10.1

Execution Version

GUARANTY

This GUARANTY (this “Guaranty”) is dated as of September 6, 2022, by Cogent Communications Holdings, Inc., a Delaware corporation (hereinafter “Guarantor”), as the direct parent company of Cogent Infrastructure, Inc., a Delaware corporation (hereinafter “Buyer”), in favor of Sprint LLC, a Delaware limited liability company (hereinafter “Seller”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the MIPA (as defined below).

W I T N E S S E T H

WHEREAS, concurrently with the execution of this Guaranty, Buyer, Seller and Sprint Communications LLC, a Kansas limited liability company, are entering into a Membership Interest Purchase Agreement (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “MIPA”), pursuant to which (and subject to the conditions set forth in the MIPA) Buyer is purchasing from Seller all of the issued and outstanding membership interests of the Company, following the completion of the Pre-Closing Restructuring Transactions, including the Divisive Merger, as further described in the MIPA (the “Transaction”); and

WHEREAS, as an inducement to the Seller and Company to enter into the MIPA, Guarantor desires to guarantee payment to Seller of Buyer’s obligations under the MIPA and the Buyer Ancillary Documents (and the obligations of any Affiliates of Buyer under the Ancillary Documents).

NOW, THEREFORE, in consideration of the premises set forth above and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to Seller the due and punctual performance and discharge of all obligations of Buyer under the MIPA, all obligations of Buyer under each Buyer Ancillary Document and all obligations of any Affiliate of Buyer (other than of Guarantor, which shall be directly responsible for such obligations) under any Ancillary Document, in each case, as if Guarantor were a direct party thereto and whether monetary or otherwise (collectively, the “Obligations”). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. References in the remainder of this Guaranty to “Buyer” shall be deemed to include (x) any Affiliate of Buyer (other than Guarantor) with respect to such Affiliate’s obligations under any Ancillary Document and (y) any successor-in-interest to Buyer or any such Affiliate under the MIPA or any Ancillary Document.

2.	This Guaranty shall be construed as an unconditional, absolute, irrevocable, indivisible, cumulative and continuing guaranty, both of payment and performance, and a separate Action may be brought and prosecuted against Guarantor to enforce this Guaranty, irrespective of whether any Action is brought against Buyer or whether Buyer is joined in any such Action or Actions. Notwithstanding the foregoing, Guarantor hereby reserves to itself all defenses, counterclaims and rights to set-off that Buyer is or may be entitled to that arise out of the Transaction and that would be available to Buyer under the terms of the MIPA or any Ancillary Document, except for those defenses that are based upon the insolvency, bankruptcy, or reorganization of Buyer, it being understood that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any performance of the Obligations to Seller is rescinded or must otherwise be returned by Seller upon the insolvency, bankruptcy, or reorganization of Buyer, or any other guarantor or otherwise, all as though such performance had not been made.

3.	Guarantor’s liability hereunder shall be limited to the performance of the Obligations, and in no event shall Guarantor be subject hereunder to consequential, exemplary, equitable, loss of profits, punitive, or any other damages for which Buyer would not be responsible in accordance with the MIPA or the applicable Ancillary Document.

4.	Guarantor hereby unconditionally waives:

a.	notice of acceptance hereof and of the Obligations and notice of the Transaction;

b.	presentment, demand for payment, protest and notice of protest, and dishonor and default in any and all forms of such indebtedness or liability of Buyer;

c.	any requirement that suit be brought against Buyer, or any other person, or that any other action be taken or not taken as a condition to Guarantor’s liability for the Obligations or as a condition to the enforcement of this Guaranty against Guarantor; and

d.	any rights that it may now have or hereafter acquire against Buyer that arise from the existence, payment, performance, or enforcement of Guarantor’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Seller against Buyer, whether or not such claim, remedy or right arises in equity or under contract or applicable law, including, without limitation, the right to take or receive from Buyer, directly or indirectly, in cash or other property or by set off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations payable under this Guaranty shall have been indefeasibly paid in full in immediately available funds.

5.	In the event Buyer fails to discharge any of the Obligations when required, Seller may at any time and from time to time, at Seller’s option, and so long as Buyer has failed to perform any of the Obligations, take any and all actions available hereunder or under applicable Law to enforce Guarantor’s obligations hereunder in respect of such Obligations, subject to the terms and conditions of this Guaranty. In furtherance of the foregoing, Guarantor acknowledges that, if the Obligations are due or required to be performed pursuant to the MIPA, Seller may, in its sole discretion, bring and prosecute a separate action or actions against Guarantor for the full amount of Guarantor’s liabilities hereunder in respect of the Obligations or otherwise with respect to Guarantor’s requirement to perform the Obligations (subject to the terms and conditions of this Guaranty), regardless of whether action is brought against Buyer or whether Buyer is joined in any such action or actions.

6.	Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of Seller to assert any claim or demand or to enforce any right or remedy against Buyer or any other person; (ii) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment to, or modification of, any of the terms or provisions of the MIPA or any other agreement or instrument referred to herein or in the MIPA or any other agreement evidencing, securing or otherwise entered into in connection with the Obligations; (iii) the addition, substitution or release of any person now or hereafter liable with respect to the Obligation or otherwise interested in the transactions contemplated by the MIPA; (iv) any change in the corporate existence, structure or ownership of Buyer or any other person; or (v) the adequacy of any other means Seller may have of obtaining payment related to the Obligations.

7.	Guarantor represents and warrants to Seller as follows:

a.	Guarantor is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Guarantor has the requisite power and authority to execute, deliver and perform this Guaranty and to consummate the transactions contemplated hereby. Buyer is a wholly owned Subsidiary of Guarantor.

b.	The execution, delivery and performance of this Guaranty by Guarantor has been duly and validly authorized and approved by all necessary action on the part of Guarantor and its governing body and/or equity holders, as and if applicable, and do not require any further proceeding, authorization or consent of Guarantor or its governing body and/or equity holders, as and if applicable. Guarantor has full power and authority to execute and deliver this Guaranty and to perform its obligations hereunder. This Guaranty is (assuming the due authorization, execution and delivery by Seller), a legal, valid and binding agreement of Guarantor, enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar Laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

c.	The execution, delivery and performance by Guarantor of this Guaranty and the consummation by Guarantor of the transactions contemplated hereby do not and will not, directly or indirectly, with or without notice or the passage of time or both: (i) conflict with, violate, or result in any breach or event of default under any Organizational Documents of Guarantor; (b) conflict with, violate, result in a breach of the terms and conditions of, or result in any breach, or event of default under any lease, Contract or agreement to which Guarantor is a party or by which Guarantor or any of its assets or properties are bound; (c) conflict with, violate or breach, any Law to which Guarantor, any of its assets or properties are bound; (d) give rise to any right of termination, cancellation, modification, or acceleration of obligations under, or default (or event which with giving of notice or lapse of time, or both, would become a default) or loss of any material benefit under any of the terms, conditions or provisions of any Contract or Permit to which Guarantor is a party or by which Guarantor or any of its assets or properties are bound; (e) result in the imposition of a Lien on any of the assets or properties of Guarantor; or (f) require the consent, approval or authorization of, or notice to or a filing by Buyer with, any Governmental Authority or any other Person, except, in each of the foregoing clauses (b)-(f), as would not reasonably be expected to materially impair Guarantor’s ability to perform its obligations under this Guaranty or otherwise materially impede, prevent or delay the consummation of the transactions contemplated by this Guaranty.

d.	There is no Action pending or, to Guarantor’s knowledge, threatened against or affecting Guarantor which would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair or otherwise materially and adversely affect Guarantor’s ability to perform its obligations under this Guaranty or otherwise materially impede, prevent or delay the consummation of the transactions contemplated by this Guaranty.

e.	Guarantor has, or will have at the Closing, sufficient funds or immediate access thereto to make payment of all of the payment Obligations. Notwithstanding anything to the contrary herein, the obligation of Guarantor to consummate the transactions contemplated by this Guaranty is not subject to consummation of any financing arrangements or obtaining financing or the availability of any financings to Guarantor or any of its Affiliates.

f.	Guarantor acknowledges and understands and agrees that it is bound by the provisions of Section 5.8 of the MIPA.

g.	There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Guarantor that is entitled to any fee or commission for which Seller or any of its Affiliates have any liability in connection with the transactions contemplated by the MIPA or this Guaranty.

h.	Assuming (a) the satisfaction of the conditions in Article 8 of the MIPA, (b) the accuracy in all material respects of the representations and warranties set forth in Article 3 and Article 4 of the MIPA and in the Seller Ancillary Documents and the Company Ancillary Documents, (c) the Company and its Subsidiaries (on a consolidated basis) are Solvent immediately prior to the Closing, and (d) the most recent estimates, projections, forecasts or revenue or earning predictions regarding the Company and its Subsidiaries furnished to Buyer or its Affiliates or Representatives have been prepared by them in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated by the MIPA and this Guaranty, Guarantor shall be Solvent.

i.	Except as expressly set forth in this Section 7 and in the certificate Guarantor delivers at the Closing pursuant to Section 7.1(c) of the MIPA, Guarantor makes no representation or warranty of any kind, nature or description, express or implied, in connection with the transactions contemplated hereby or by the MIPA. The representations and warranties of Guarantor set forth in this Section 7 and in the certificate Guarantor delivers at the Closing pursuant to Section 7.1(c) of the MIPA are the only representations and warranties of or on behalf of Guarantor with respect to the subject matter of this Guaranty or the MIPA or the transactions contemplated hereby or thereby.

8.	Neither Guarantor nor Seller may assign or delegate their rights, interests or obligations hereunder (by operation of law or otherwise) to any other Person without the prior written consent of the other party hereto. Any purported assignment of this Guaranty in contravention of this Section 8 shall be null and void.

9.	This Guaranty may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until the Obligations have been paid in full to Seller or performed in full by Guarantor, as applicable, at which time this Guaranty shall terminate and the Guarantor shall have not further obligations hereunder. Notwithstanding the foregoing, this Guaranty shall terminate automatically as of the earliest to occur of: (i) the valid termination of the MIPA in accordance with its terms; provided that this Guaranty shall remain in effect with respect to Buyer’s obligations under the MIPA that survive termination thereof and (ii) the date on which the Obligations have been paid or performed in full, as applicable.

10.	Any notice pursuant to this Guaranty shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed e-mail transmission (other than by means of an automated reply) or confirmed delivery by a nationally recognized courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

To Seller:

Sprint LLC

c/o T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Attention:  General Counsel

E-mail: Mark.Nelson@T-Mobile.com

with copies (which shall not constitute notice) to:

Sprint LLC

c/o T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Attention: Senior Vice President, Corporate Strategy & Development

E-mail: Peter.Ewens@T-Mobile.com

and

DLA Piper LLP (US)

500 8th Street, NW

Washington, DC 20004

Attention: Nancy Victory and Joe Alexander

E-mail: nancy.victory@us.dlapiper.com and

  joe.alexander@us.dlapiper.com

To Guarantor:

Cogent Communications Holdings, Inc.

2450 N Street, NW

Washington, DC 20037

Attention: John Chang

E-mail: jchang@cogentco.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street NW, Suite 1000

Washington, DC 20004-1304

Attention: David S. Dantzic and Marc A. Granger

E-mail: david.dantzic @lw.com and

  marc.granger@lw.com

or to such other address or addresses as a party may from time to time designate in writing.

11.	This Guaranty and the negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to this Guaranty, whether arising in Law or in equity (collectively, the “Covered Matters”), and all Claims or Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to the Covered Matters shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to its principles or rules of conflicts of Laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the Laws of another jurisdiction.

12.	All Actions arising out of or relating to this Guaranty shall be heard and determined exclusively, first, in the Court of Chancery located in New Castle County in the State of Delaware (and any appellate court thereof located in such county) and, to the extent such court (or appellate court) lacks jurisdiction over an Action, the United States District Court located in New Castle County in the State of Delaware (and any appellate court thereof), and each party hereby irrevocably submits to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding brought in any such court has been brought in an inconvenient forum. The consents to jurisdiction set forth in this Section 12 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 12 and shall not be deemed to confer rights on any third party. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

13.	THE PARTIES TO THIS GUARANTY HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE ACTIONS OF GUARANTOR OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

14.	No amendment or waiver of compliance with any provision hereof or consent pursuant to this Guaranty shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought. The waiver by any party hereto of a breach of any provision of this Guaranty shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other subsequent breach. No failure on the part of either party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof of the exercise of any other right, power or remedy.

15.	This Guaranty and the documents referred to herein (including the MIPA and the Buyer Ancillary Documents) contain the complete agreement between the parties and their respective affiliates with respect to the transactions contemplated hereby and supersede any prior understandings, agreements or representations by or between the parties or their respective affiliates, written or oral, that may have related to the subject matter hereof in any way.

16.	Nothing expressed or referred to in this Guaranty shall be construed to give any person other than the parties to this Guaranty any legal or equitable right, remedy or claim under or with respect to this Guaranty or any provision of this Guaranty; provided that, if, after the Closing, an Affiliate of Seller is party to an Ancillary Document to which Buyer or any of its Affiliates (other than Guarantor) is party, such Affiliate of Seller shall be, and hereby is designated, as an express third party beneficiary of Seller’s rights under this Guaranty.

17.	In the event that any one or more of the provisions or parts of a provision contained in this Guaranty shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Guaranty, and this Guaranty shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by Law; provided that any such reform or construction does not affect the economic or legal substance of this Guaranty and the transactions contemplated hereby in a manner adverse to any party and, if any such reform or construction does affect the economic or legal substance of this Guaranty and the transactions contemplated hereby in a manner adverse to any party, the parties shall negotiate in good faith a replacement provision for such invalid, illegal or unenforceable provision which shall accomplish the original intention of the parties with respect to such provision to the greatest extent practicable.

18.	This signed Guaranty and any amendment to it may be delivered by facsimile or exchanged by e-mail or any other reliable electronic transmission, and may be stored electronically as a photocopy (such as in .pdf format), which shall be deemed to be an original signature for purposes of this Guaranty and shall be binding upon Guarantor as an original signature. The parties’ consent to the use of facsimile, electronic and/or digital signatures for execution of the Guaranty and further agree that use of facsimile, electronic and/or digital signatures will be binding, enforceable, and admissible into evidence in any dispute regarding the Guaranty. This Guaranty may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.	This Guaranty shall be treated as confidential by the parties and each of the parties shall not, and shall cause each of their respective Affiliates not to, and shall instruct its and their Representatives not to, disclose, use circulate, quote or otherwise refer to in any publicly-available document (other than the MIPA) this Guaranty, except with the prior written consent of the other party; provided, however, that each of the parties may disclose this Guaranty (i) to its Affiliates and Representatives who need to know the terms of this Guaranty in connection with the negotiation or furtherance of the transactions contemplated by the MIPA, (ii) to the extent required by Law or the applicable rules of any national securities exchange (provided, further, that such disclosing party shall provide the other party with prompt written notice, to the extent legally permitted, of any such requirement so that such party, at its own expense, can seek a protective order or other appropriate remedy), (iii) in connection with any litigation to enforce the terms of this Guaranty and (iv) to the extent it has become publicly-available information other than in breach of this Section 19.

20.	The parties hereto agree that, in the event of any breach or threatened breach by any party hereto or any party of any covenant, obligation or other agreement set forth in this Guaranty, to the extent specific performance (or such other remedy) would be available against Buyer with respect to the applicable subject matter under the MIPA or an Ancillary Document, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to specific performance to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related Action. Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

[Signature pages follow]

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty on the date first mentioned above.

GUARANTOR:

COGENT COMMUNICATIONS HOLDINGS, INC.

By:	/s/ David Schaeffer
Name:	David Schaeffer
Title:	President and Chief Executive Officer

[Guarantor Signature Page to Guaranty]

IN WITNESS WHEREOF, Seller has duly executed this Guaranty on the date first mentioned above.

SELLER:

SPRINT LLC

By:	/s/ Peter Osvaldik

Name:	Peter Osvaldik
Title:	Executive Vice President & Chief Financial Officer

[Seller Signature Page to Guaranty]